UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Fiscal Year Ended December 31, 2022

MUSIC LICENSING, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number: ____________

Nevada	46-5145215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3811 Airport Pulling Road North, Suite 203 Naples, FL	34105
(Address of principal executive offices)	(Zip Code)

+18332277683

Registrant’s telephone number, including area code

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

MUSIC LICENSING, INC.

FORM 1-K

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

i

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report pursuant to Regulation A on Form 1-K (the “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated February 15, 2023, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference (link to filing on SEC.gov-https://www.sec.gov/Archives/edgar/data/1671132/000121390023012047/0001213900-23-012047-index.htm).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

ii

ITEM 1. DESCRIPTION OF BUSINESS

Description of Business

Corporate History

History of the Company

The Company was originally incorporated as Hyperbaric Oxygenation Corporation in the State of Nevada on November 17, 1997. The Company subsequently changed its name to Building Turbines, Inc. on January 1, 2011 in connection with the Company’s December 1, 2010 acquisition of Building Turbines, Inc which was in the development of wind turbines for office buildings. Prior to the acquisition of Building Turbines, Inc, the Company had been engaged in the business of Hyperbaric care centers in Canada.

On February 26, 2016, an exchange agreement was entered into by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company and FutureWorld, Corp., a Delaware Corporation which was the owner of the partially owned subsidiary, NUVUS GRO. On March 10, 2016, Building Turbines, Inc. changed its name to HempTech Corp. There was a change of control in connection with the name change. As HempTech Corp, the Company was a provider of advanced controlled environment agriculture with sophisticated automation and analytical tools for the cultivators of legal industrial hemp and cannabis. On March 13, 2018 the Company changed its name to Nuvus Gro Corp. On November 21, 2022, the Company changed its name to Music Licensing Inc.

On July 19, 2022, Jake P. Noch Family Office LLC acquired control of the Company by purchasing 37,900,000 Shares of Common Stock of the Company from C&S Advisors Inc., which had previously acquired 44,941,214 Shares of common stock from Talari Industries LLC and Harvest Fund LLC. Jake P. Noch paid $430,000 to Eric Horton for these 37,900,000 Shares of Common Stock. Eric Horton is currently a Shareholder of the Company.

In the transaction whereby Eric Horton acquired 44,941,214 Shares of Common Stock from Talari Industries LLC and Harvest Fund LLC the persons involved were Sam Talari, former CEO of the Company, and Eric Horton. Eric Horton is a Shareholder of the Company. Sam Talari is not affiliated with the Company in any way. Assignment of value to this transaction cannot be determined at this time. The value of this transaction cannot be determined at this time because this transaction was executed under the direction of prior management and such information is not available to the Company’s current management.

Pro Music was formed as “Pro Music Rights, LLC,” a Florida limited liability company effective as of January 31, 2018, and converted into a Delaware corporation on November 4, 2020 resulting in, among things, a change of the legal name from “Pro Music Rights, LLC” to “Pro Music Rights Inc.” See Exhibit “2” – Certificate of Conversion.

On September 22, 2022, the Company, filed a Certificate of Amendment to Articles of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Nevada, pursuant to which the authorized shares of common stock was increased to 20,000,000,000. On November 21, 2022 the Company filed a Certificate of Amendment to the Articles of Incorporation to change the name of the Company from Nuvus Gro Corp. to Music Licensing Inc. See Exhibit “3” – Certificate of Amendment.

Share Exchange Agreement Transaction

The Company, as Nuvus Gro Corp., entered into a Share Exchange Agreement on August 15, 2022 with Pro Music Rights Inc., a Delaware corporation (“Pro Music” or “PMR”) and the shareholders of Pro Music (the “Pro Music Shareholders”), pursuant to which the Pro Music Shareholders exchanged 100% of their securities of Pro Music in consideration of 3,500,000,000 Shares of common stock of the Company. The closing occurred on August 15, 2022 and, as a result, Pro Music became a wholly owned subsidiary of the Company. The proposed terms of the Share Exchange Agreement were referenced in the Stock Purchase Agreement dated July 19, 2022, wherein Jake P. Noch became the majority shareholder and a Director of the Company. The Share Exchange Agreement was effectuated pursuant to an agreement that was executed by the same individual controlling shareholder of both parties to the transaction, Jake Noch. In addition to Mr. Vito Roppo, Mr. Paul Ring, Mr. Rodrigo Di Federico, and Mr. James R. Chillemi were also appointed as Directors after the Share Exchange transaction. The transaction was approved by Jake P. Noch, who was the controlling party of both companies at the time the Share Exchange Agreement was executed. Because Jake P. Noch was the controlling shareholder of both companies, the transaction constituted a conflict of interest. See Exhibit “4” – Share Exchange Agreement.

At the time of the exchange, Pro Music Rights, Inc. had authorized capital stock of 1,000,000,000 shares of Class A Common Stock, $0.00001 par value per share, of which 909,500,000 shares of Class A Common Stock were outstanding; and 500,000,000 shares of Class B Common Stock, $0.00001 par value per share, of which all 500,000,000 were outstanding; and 50,000,000 shares of preferred stock, $0.00001 par value per share, of which no shares were issued and outstanding. Both shares of Common Stock included voting rights. Preferred voting stock were excluded from the Share Exchange transaction in an effort to minimize the complexity of the transaction.

Mr. Noch, along with the other Directors, Vito Roppo, Paul Ring, Rodrigo Di Federico, and James Chillemi, consented to the Share Exchange Agreement and received Shares in the Company proportional to the shares previously held with PMR. Mr. Noch and the other Directors represented at all times that they were acquiring the shares for investment purposes only, and not with a view toward distribution or resale except in compliance with applicable securities laws.

Even though Vito Roppo, Paul Ring, Rodrigo Di Federico, and James Chillemi are now Directors of the Company, these persons were not Directors of the Company at the time of the Share Exchange Transaction, and were only Directors of Pro Music Rights, Inc. during the transaction. Theses Directors had no authority in Nuvus Gro Corp. at the time of the Share Exchange Transaction- and were only appointed Directors of Nuvus Gro Corp. after the Share Exchange Transaction.

Nuvus Gro Corp expects to account for the Share Exchange Agreement Transaction for accounting purposes as a recapitalization and reverse merger pursuant which the historical financial statements of Pro Music will become the historical financial statements of the registrant subsequent to the closing. The Transaction is intended to constitute a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended. The market value of Nuvus Gro Corp shares at the time of the exchange was $0.11 per share. This represents a fair market value of $385,000,000 for the exchange Transaction. The consideration exchanged in this Transaction was shares of Pro Music Rights, Inc. were all 1,409,500,000 outstanding shares in Pro Music Rights (Class A and Class B, $0.00001 par value per share). No fair market value was assigned to Pro music Rights Shares at the time of the Transaction. The number of shares offered through this Transaction was arbitrarily determined and set by the previous CEO of Nuvus Gro Corp, Sam Talari, prior to Jake Noch’s involvement with the Company (see below).

History of the Share Exchange Transaction

Prior to the Share Exchange Transaction and the events that led up to the Share Exchange Transaction, Pro Music Rights was seeking to go public. Initially the strategy was to file a registration statement with the SEC, but instead Pro Music Rights started looking for already-trading companies to affect a reverse merger or acquire.

On June 29, 2022, attorney Steven Flemming reached out to Jake P. Noch to inform him about Nuvus Gro Corp, a company that specialized in sustainable agriculture and plant-based products. That same day, Jake P. Noch signed a non-disclosure agreement (NDA) to protect the confidential information of Nuvus Gro Corp. that Steven would be sharing with him.

On July 1, 2022, Jake P. Noch requested that Mr. Flemming place a letter of intent (LOI) on Nuvus Gro, indicating his interest in potentially investing in the company. Mr. Flemming promptly provided Mr. Noch with an escrow agreement, which outlines the terms and conditions of the proposed deal. Jake P. Noch also provided proof of funds on the same day to demonstrate his financial capability to invest in the company.

On July 7, 2022, Jake P. Noch signed an escrow agreement related to the Stock Purchase Transaction. Mr. Flemming then sent Jake P. Noch a link to a data room containing due diligence items, which allowed Jake P. Noch to thoroughly review the Nuvus Gro’s financials, operations, and other important information.

On July 13, 2022, Jake P. Noch wired the funds to escrow, as per the terms of the escrow agreement. On July 19, 2022, Mr. Flemming presented Jake P. Noch with a term sheet, outlining the final terms of the Stock Purchase Agreement - which had the fundamental terms of the Share Exchange Agreement included. Mr. Flemming informed Jake P. Noch that if the Stock Purchase Agreement was not signed, the deal would be off. Jake P. Noch signed the Stock Purchase Agreement later that same day, and the Stock Purchase Agreement was executed in accordance with its terms. See Exhibit “5” – Stock Purchase Agreement.

On July 19, 2022, Jake P. Noch became the CEO of the Company, and the prior CEO, Sam Talari, resigned. Prior to Mr. Noch’s installment as the Company’s CEO, the terms of the Stock Purchase Agreement had already been negotiated; but the terms of the Share Exchange Agreement had yet to be executed through formal agreement. At the time the Share Exchange Agreement was executed, Jake P. Noch was the controlling shareholder of both companies.

On August 15, 2022, Nuvus Gro Corp entered into a Share Exchange Agreement with Pro Music Rights Inc., a corporation incorporated in the State of Delaware (“Pro Music” or “PMR”) and the shareholders of Pro Music (the “Pro Music Shareholders”), pursuant to which the Pro Music Shareholders exchanged 100% of their securities of Pro Music in consideration of 3,500,000,000 shares of common stock of the Company & the Rights to Preferred voting stock, however the preferred voting stock was excluded from the Share Exchange transaction in an effort to minimize the complexity of the transaction. The closing occurred on August 15, 2022 and, as a result, Pro Music became a wholly-owned subsidiary of the Company. At the time the Share Exchange Agreement was executed, Jake P. Noch was the controlling shareholder of both companies involved in the transaction and, as such, the transaction constituted a conflict of interest.

The terms of the Share Exchange Agreement mirrored the terms of the Stock Purchase Agreement with the exception of the exclusion of voting preferred stock from the transaction.

Mr. Noch, along with the other Directors, Vito Roppo, Paul Ring, Rodrigo Di Federico, and James Chillemi, consented to the Share Exchange Agreement and received shares in the Company proportional to the shares previously held with PMR. Mr. Noch and the other Directors represented the Company in the Share Exchange Agreement, which was effectuated on August 15, 2022. The Share Exchange Agreement was structured in such a way that the Pro Music Shareholders would receive 3,500,000,000 shares of common stock as well as preferred voting stock of the Company in exchange for 100% of their securities of Pro Music, however Preferred voting stock were excluded from the Share Exchange transaction in an effort to minimize the complexity of the transaction.

As a result of the Stock Purchase Agreement dated July 19, 2022, Jake P. Noch was already the controlling shareholder, sole director, and officer of the Company prior to the closing of the Share Exchange Agreement on August 15, 2022. With the closing of the Share Exchange Agreement, Pro Music became a wholly-owned subsidiary of the Company. Although there was no change in control or in the composition of the board of directors, Mr. Vito Roppo, Mr. Paul Ring, Mr. Rodrigo Di Federico, and Mr. James R. Chillemi were appointed as additional Directors based on their experience and qualifications in the music industry to assist the Company in achieving its goals and objectives.

At the time of the exchange, Pro Music Rights, Inc. had authorized capital stock of 1,000,000,000 shares of Class A Common Stock, $0.00001 par value per share, of which 909,500,000 shares of Class A Common Stock were outstanding; and 500,000,000 shares of Class B Common Stock, $0.00001 par value per share, of which all 500,000,000 were outstanding; and 50,000,000 shares of preferred stock, $0.00001 par value per share, of which no shares were issued and outstanding. Preferred voting stock were excluded from the Share Exchange transaction in an effort to minimize the complexity of the transaction as non-were outstanding.

In conclusion, the Share Exchange Agreement between Nuvus Gro Corp and Pro Music Rights Inc. allowed the Company to acquire a wholly-owned subsidiary in the form of Pro Music, while also providing the Pro Music Shareholders with a significant number of Shares in the Company. The change of control that occurred as a result of the Stock Purchase Agreement was executed in accordance with the terms of the Stock Purchase Agreement, and the newly appointed Directors were chosen based on their experience and qualifications in the music industry.

The Certificate of Amendment was approved by the holders of approximately 99% of the total issued and outstanding common stock of the Company by written consent on September 22, 2022.  Such approval and consent constitute the approval and consent of at least a majority of the voting power of the Company’s outstanding capital stock and are sufficient under Section 78.320 of the Nevada Revised Statutes and the Company’s Articles of Incorporation and Bylaws then in effect to approve the Certificate of Amendment.

Prior to the Share Exchange Agreement the Company was a provider of advanced controlled environment agriculture with sophisticated automation and analytical tools for the cultivators of legal industrial hemp and cannabis. The Company has ceased all operations in this industry. As of August 15, 2022, all of the Company’s operations are those of a public performance rights organization.

Plan of Operation

The Company is a public performance rights organization representing approximately 2.5 million musical works of songwriters, composers and publishers. The Company collects license fees on behalf of the songwriters, composers and publishers with whom it is affiliated and then distributes 100% of the license fees as royalties to those songwriters, composers and publishers whose musical works have been publicly performed. The Company’s repertory is presently accessible by download at https://promusicrights.com. Separately, even though the Company provides its songwriters, composers and publishers 100% of the royalties attributable to the public performance of their musical works, the Company generates revenue from monthly or annual license fees, including on a per-location basis, to its customers for the public performance of musical works in its repertory. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model.

The Company has a number of reputable artists in its repertory including, OG Maco, best known for his 2014 debut single “U Guessed It,” which went viral and peaked at number 90 on the U.S. Billboard Hot 100. The Company has entered into agreements granting it the right to license the public performance rights in an approximate 2.5 million copyrighted musical works, which include, for example, musical works featuring notable artists such as A$AP Rocky, Wiz Khalifa, Pharrell, Young Jeezy, Juelz Santana, Lil Yachty, MoneyBaggYo, Larry June, Trae Pound, Sause Walka, Trae Tha Truth, Sosamann, Soulja Boy, Lex Luger, Lud Foe, SlowBucks, Gunplay, OG Maco, Rich The Kid, Fat Trel, Young Scooter, Nipsey Hussle, Famous Dex, Boosie Badazz, Shy Glizzy, 2 Chainz, Migos, Gucci Mane, Rich The Kid, Young Dolph, Trinidad James and Fall Out Boy.

The Company requires its songwriters, composers and publishers to enter into written agreements granting the Company the right and license to publicly performance their respective copyrighted musical works. Under the approximate 3,714 agreements with the Company, such songwriter, composer and/or publisher has granted the Company the right to license non-dramatic public performances of their respective musical works, along with the rights and remedies to enforce the copyrights to such musical works. The period of those agreements is for an initial two-year period with successive two-year additional periods unless terminated prior to the then-applicable term with not more than six (6) months or less than three (3) months written notice. The Company is obligated to distribute one hundred percent (100%) of all per-use royalties collected (not including blanket licenses) less any third-party processing fees.

Although the Company’s songwriters, composers and publishers grant the Company the right and license to publicly performance their respective copyrighted musical works, such musical works may be subject to prior agreements with other performance rights organizations, such as Broadcast Music, Inc., American Society of Composers, Authors, and Publishers, Society of European Stage Actors and Composers, and Global Music Rights, LLC. Because such other agreements may not have been terminated, or may not have been properly terminated, such other performance rights organization may continue to claim rights with respect to the musical works that are now subject to written agreement with the Company. Additionally, such other agreements may have granted such other performance rights organizations with the continuing right to administer licenses and collect royalties with respect to the musical works that are not subject to written agreement with the Company.

Intellectual Property

The Company’s License Agreements with Customers for the Public Performance of Musical Works in its Repertory

The Company has entered into written “Business License Agreements” with approximately 494 customers granting them a nonexclusive right and license to publicly perform the musical works of its songwriters, composers and publishers in the Company’s repertory. Of the approximate 2.5 million musical works in the Company’s repertory, approximately 2.2 million are musical works owned by Mr. Noch. The licensing of these approximately 2.2 million musical works with the Company was made pursuant to the Company’s form business licensing agreement (the “Business Licensing Agreement(s)”) The Business License Agreements are designed to encompass the entirety of the songwriter’s, composer’s or publisher’s writer share and publisher share on each of their respective musical compositions. For example, if a songwriter holds 10% of the writer share of a musical composition in 50 musical compositions, then the Business License Agreement is designed for the Company to represent such songwriter’s 10% interest of the writer share for such compositions. The period of those agreements is for an initial term of five (5) years, which term automatically renews for successive one (1) year periods unless either party gives notice of termination no later than ninety (90) days prior to the end of the then-current term. The Company’s Business License Agreements with songwriters, composers and publishers encompass the entirety of their public performance rights in musical works. Such agreements are not generally entered on a song-by-song basis with artists, as the artists generally lack ownership of the public performance rights in and to the musical works except to the extent such artist is a songwriter, composer or publisher of such musical work. Nor does the Company generally enter into such agreements with the individual or group producing the musical work, except to the extent such individual or group is a songwriter, composer or publisher of such musical work.

The Company charges the license fee to customers and the following usage fees (i.e., royalties) for the public performance of musical works in its repertory: A base licensing fee of $50.00 per month for each business location, which fee shall increase every January 1 thereafter at a rate of 2.5% annually. Additionally, a per usage fee for each public performance of the musical works in the Company’s repertory is charged based on $0.00005 per usage for every 1% of a work registered with the Company representing a total of 100% publisher and 100% writer share for a maximum of 200%. Such fee shall increase on a yearly basis every January 1st at 2.5% annually, rounded highest to the nearest $0.01, for example:

EXAMPLE USAGE FEE TABLE

Ownership of Musical Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Fee Per Month
1% Ownership of Publisher and Writer share	1,000,000	$100.00	50.00	150.00
50% Ownership of Publisher and Writer share	1,000,000	$5,000.00	50.00	5,050.00
100% Ownership of Publisher and Writer Share	1,000,000	$10,000.00	50.00	10,050.00

With respect to the above table, if a composer holds a 1% interest of the publisher share and a 1% interest of the writer share then, based on 1,000,000 usages of the work over which the composer holds such 1% interest, the composer would receive a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the writer share and a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the publisher share, for a total royalty payment of $100.00.

Market Information

The Company’s customers include television and radio stations, internet/streaming services and mobile technologies, satellite audio services, nightclubs, restaurants, bars and other venues, digital jukeboxes, and live concerts.

The Company relies significantly on songwriters, composers and publishers to enter into agreements with the Company, so that the Company has musical works to license on their behalf. The Company’s revenue model is heavily dependent on securing musical works to license on behalf of songwriters, composers and publishers, and then licensing those musical works to its downstream customers, such as digital streaming services and radio stations. All payments are processed utilizing checks, wires and ACH through financial institutions. While, the Company presently does not engage in credit card processing, it may explore other options to collect payments.

As an early-stage performing rights organization, the Company is working to grow its market share and provide an alternative solution to the existing business model of the other performance rights organizations. The Company will rely heavily on organic marketing through digital channels. The Company also has available an automated, transparent music licensing dashboard and reporting system, which is expected to facilitate additional licensing and transactional revenue. As part of the rollout of such dashboard and system, the Company has lowered the monthly music licensing fee to $50.00 per month per location/service which is in addition to the fees payable for using the musical works in its repertory.

Employees

As of the date of this report, the Company has one (1) full-time employee and no part-time employees. None of the Company’s employees are represented by a labor union or covered by a collective bargaining agreement.

Legal Proceedings

See below.

Declaratory Judgement: April 9, 2018

On April 9, 2018, the Company appeared for a hearing which was held before the Twelfth Circuit Court in Desoto County, Florida for the purposes of obtaining a judicial declaratory judgment as to the Company’s status under the Securities laws for Rule 144 determination, as to whether the Company has ever been a “Shell” Company under the Securities Laws. Pursuant to Chapter 86 of the Florida Statutes, the Company had filed the declaratory action so the Court could determine whether the Company had ever met the definition of being a shell company under Rule 405 of the Securities Act. The Company found this necessary so that all shareholders would be able to utilize Rule 144 for exemption from registration.

At the hearing, the Court received evidence including corporate history, financials, SEC filings, and other historical evidence, as well as relevant testimony. The Court entered an Order in the matter finding that the Company was not currently, nor had it ever been a shell company for purposes of Rule 144 exemption from registration.

The Order of the Court as filed in the Twelfth Circuit Court of Florida, Desoto County under case number 2018-CA-00133 is attached as Exhibit 16A.

Arbitration: Jake P. Noch Family Office, LLC and Pro Music Rights, Inc. vs. OTC Link LLC

On November 23, 2022 the Jake P. Noch Family Office, LLC and Pro Music Rights, Inc. submitted an arbitration claim with FINRA against OTC Link LLC for damages in the amount of $386,574,108.25 from claims arising out of (1) breach of contract; (2) Negligence; (3) negligent supervision; and, (4) negligent misrepresentation. No resolution has arisen for this matter as of the date of this Offering Circular.

The claimants’ breach of contract claim alleges the following: Jake P. Noch Family Office, LLC and Pro Music Rights, Inc. and OTC Link LLC had a contractual relationship. OTC Link LLC reviewed the Pro Music Rights proposed reverse merger, whereby Company would trade through OTC Link LLC under the symbol NUVG on the Pink sheets market. OTC Link LLC reviewed the proposed transaction, and financials for NUVG and Company. OTC Link LLC approved the reverse merger and allowed Company to begin trading in August. OTC Link LLC subsequently breached that agreement by removing Company from the Pink sheets market for reasons that existed prior to OTC Link LLC’s approval of Company for trading.

The Company’s negligence claim alleges the following:  OTC Link LLC had a duty to follow and abide by the rules and the guidelines of FINRA, SEC, and its own compliance manuals. These rules and guidelines establish the industry standard of care. For years OTC Link LLC carelessly permitted NUVG stock to trade on its platform with inadequate financials, albeit while OTC Link LLC listed NUVG as compliant. In addition, Company paid OTC Link LLC for listing approval months prior to OTC Link LLC’s unilateral removal of Company from the Pink sheet platform. OTC Link LLC was negligent in its approval of the proposed reverse merger. In addition, OTC Link LLC has been negligent in ignorantly listing NUVG as shell risk company despite countless evidence to the contrary. OTC Link LLC and its affiliates misconduct has caused foreseeable damages to the Company. OTC Link LLC’s breach constitutes gross negligence. OTC Link LLC’s breaches of its duties are the proximate cause of Company’ damages.

The Company’s negligent supervision claim alleges the following:  Securities laws impose a duty upon OTC Link LLC to properly and reasonably supervise its representatives according to the general and statutory standard of care. In addition OTC Link LLC by virtue of its superior knowledge, judgment, and skill in the financial markets owed Company a duty to properly and reasonably supervise its representatives who reviewed the proposed reverse merger. OTC Link LLC also failed in supervising employees that wrongfully listed NUVG as a shell risk company. Company suffered damages as a result of OTC Link LLC’s failure to supervise its employees.

The Company’s negligent misrepresentation claim alleges the following:   Securities laws impose a duty upon OTC Link LLC to only list securities for trading on the OTC markets that meet industry disclosure requirements. OTC Link LLC failed in this regard. NUVG was deficient in its audited financials for approximately 5 years, while OTC Link LLC allowed NUVG to trade. OTC Link LLC continuously represented to the market that NUVG’s financial filings were up to date. In addition, OTC Link LLC and its affiliates continue to list NUVG as a shell risk company despite evidence to the contrary. Company has suffered significant damages as a result of OTC Link LLC’s misconduct.

Jake P. Noch Family Office, LLC and Pro Music Rights, Inc. has suffered damages principally as a result of a diminution of its valuation, among other ways. The effect of OTC Link LLC’s actions rendered Company’s stock on the essentially non-tradable on the OTC markets. Because  of this effect, the Jake P. Noch Family Office, LLC and Pro Music Rights, Inc. (and therefore the Company, through Pro Music Rights) is seeking damages equal to the value of the Company prior to the wrongful actions of OTC Link LLC. These actions occurred on September 28, 2022 when the Company’s Shares were put on the OTC Expert markets. The Damages sought are equal to the capital contribution of Jake P. Noch Family Office, LLC as of September 28, 2022.

The damages sought by the Jake P. Noch Family Office, LLC and Pro Music Rights, Inc. are $386,574,108.25. The Company came by this value by determining the total capital contribution for the Company’s outstanding Shares held by Jake P. Noch Family Office prior OTC Link LLC’s actions on September 28, 2022. This is equal to 3,476,410,075 shares transferred to Jake P. Noch Family Office, LLC on August 15, 2022 at $0.11 per share, and 37,900,000 shares transferred to Jake P. Noch Family Office, LLC on July 25, 2022 at $0.11 per share. The total consideration to Jake P. Noch Family Office, LLC was equal to the sought damages of $386,574,108.25.

Special Characteristics of the Company’s Operations and Competing Products/Procedures

Competition

The Company is the one of several public performance rights organization in the United States, including the following:

-	Broadcast Music, Inc.;

-	American Society of Composers;

-	Authors, and Publishers;

-	Society of European Stage Actors and Composers, and;

-	Global Music Rights, LLC.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with Item 7 titled “Financial Statements” included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in the Company’s Offering Circular dated February 15, 2023 (https://www.sec.gov/Archives/edgar/data/1671132/000121390023012047/ea173738-1aa16_music.htm). Our fiscal year end is December 31, and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

Overview

Music Licensing, Inc. is a for-profit public performance rights organization representing approximately 2.5 million musical works of songwriters, composers and publishers, many of which originate from Jake P. Noch, the Company’s CEO, and that collects license fees on behalf of the songwriters, composers and publishers with whom it is affiliated and then distributes the license fees as royalties to those songwriters, composers and publishers whose musical works have been publicly performed. The Company’s repertory is presently accessible by download at https://promusicrights.com.

Music Licensing, Inc. is the one of several public performance rights organization in the United States, including Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC, with an estimated 7.4% share of the performance rights market based solely on the approximate 2.5 million musical works in its repertory as compared to the publicly available information of the repertoires of Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC.

The Company has a number of reputable artists in its repertory including, OG Maco, best known for his 2014 debut single “U Guessed It,” which went viral and peaked at number 90 on the U.S. Billboard Hot 100.

The Company has entered into agreements granting it the right to license the public performance rights in an approximate 2.5 million copyrighted musical works, which include, for example, musical works featuring notable artists such as A$AP Rocky, Wiz Khalifa, Pharrell, Young Jeezy, Juelz Santana, Lil Yachty, MoneyBaggYo, Larry June, Trae Pound, Sause Walka, Trae Tha Truth, Sosamann, Soulja Boy, Lex Luger, Lud Foe, SlowBucks, Gunplay, OG Maco, Rich The Kid, Fat Trel, Young Scooter, Nipsey Hussle, Famous Dex, Boosie Badazz, Shy Glizzy, 2 Chainz, Migos, Gucci Mane, Rich The Kid, Young Dolph, Trinidad James and Fall Out Boy.

The Company currently generates revenue by licensing the musical works in its repertory.

Plan of Operations

While we have generated revenue from operations, such revenue does not appear to be recurring and various downstream customers have failed to continue payments under their respective agreements.

The Company has signed Business License Agreements with 494 Customers as of December 31, 2022 to license, on a non-exclusive basis, non-dramatic public performances of their copyrighted musical compositions. After signing the agreements, and based on the agreement terms, the Company issues invoices to its customers for Minimum and Base License Fees and Per Usage Fees based on number of business locations. The Company has not recognized the revenues in the financial statements as there is a doubt about the collectability of those revenues, and shall need a legal action to determine the collectability percentage. Total amount of unrecognized revenues was 543,218,511 at the end of 2022.

Our plan of operation for the 12 months through December 2023 is to continue growing our business in the United States by seeking (i) partnerships to grow our repertory, (ii) songwriters, composers and publishers to contribute musical works to our repertory, and (iii) downstream customers to enter into per location or per service licensing agreements with us. We further intend to seek collection on the outstanding accounts receivable. While the Company intends to minimize its operational expenses, the Company has a good faith belief it can monetize certain accounts receivable through the fiscal year end of December 31, 2023. If the Company is unable to collect a significant percentage of its outstanding accounts receivable by December 31, 2023, the Company will likely have insufficient funds to continue its operations, expend resources on marketing or advertising, and otherwise maintain its information systems. Lastly, in such event, our songwriters, composers and publishers may seek to rescind their grants of public performance licenses or otherwise terminate their agreements with us, substantially impacting the Company’s ability to operate as a going concern.

Our business is to license public performance rights of songwriters, composers and publishers to downstream customers, such as digital streaming services and radio stations. Our primary product and service is our songwriter’s composer’s and publisher’s public performance rights. As stated herein, we have obtained a significant repertory of musical compositions to offer to downstream customers, so that such customers can publicly perform such compositions publicly. While we have generated revenue in 2022, we seek to raise capital in order to scale our business operations. In the past, we have relied on our founder to fund operations. Once we entered into agreements with downstream customers, we began to generate revenue. Yet we continued to incur expenses for advertising and promoting the business, the musical works in our repertory and our songwriters, composers and publishers. We have encountered hesitation by songwriters, composers and publishers to switch performing rights organizations to us in any material numbers, and for downstream customers to enter into licensing agreements with us. We continue to believe that our royalty-payment model will prevail and songwriters, composers and publishers will perceive the added value in our offering to payout the entirety of royalties.

The Company’s License Agreements with Customers for the Public Performance of Musical Works in its Repertory

We have entered into written “Business License Agreements” with approximately 494 customers granting them a nonexclusive right and license to publicly perform the musical works of our songwriters, composers and publishers in our repertory. Of the approximate 2.5 million musical works in our repertory, approximately 2.2 million are musical works of Mr. Noch. The Business License Agreements are designed to encompass the entirety of the songwriter’s, composer’s or publisher’s writer share and publisher share on each of their respective musical compositions. For example, if a songwriter holds 10% of the writer share of a musical composition in 50 musical compositions, then the Business License Agreement is designed for Pro Music Rights to represent such songwriter’s 10% interest of the writer share for such compositions. The period of those agreements is for an initial term of five (5) years, which term automatically renews for successive one (1) year periods unless either party gives notice of termination no later than ninety (90) days prior to the end of the then-current term. Our Business License Agreements with our songwriters, composers and publishers encompass the entirety of their public performance rights in musical works. Such agreements are not generally entered on a song-by-song basis with artists, as the artists generally lack ownership of the public performance rights in and to the musical works except to the extent such artist is a songwriter, composer or publisher of such musical work. Nor do we generally enter into such agreements with the individual or group producing the musical work, except to the extent such individual or group is a songwriter, composer or publisher of such musical work.

We charge the following license fee to our customers and the following usage fees (i.e., royalties) for the public performance of musical works in our repertory: A base licensing fee of $50.00 per month for each business location, which fee shall increase every January 1 thereafter at a rate of 2.5% annually. Additionally, a per usage fee for each public performance of the musical works in our repertory is charged based on $0.00005 per usage for every 1% of a work registered with Pro Music Rights representing a total of 100% publisher and 100% writer share for a maximum of 200%. Such fee shall increase on a yearly basis every January 1st at 2.5% annually, rounded highest to the nearest $0.01, for example:

Ownership of Musical Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Fee Per Month
1% Ownership of Publisher and Writer share	1,000,000	$100.00	$50.00	$150.00
50% Ownership of Publisher and Writer share	1,000,000	$5,000	$50.00	$5,050.00
100% Ownership of Publisher and Writer Share	1,000,000	$10,000.00	$50.00	$10,050.00

With respect to the above table, if a composer holds a 1% interest of the publisher share and a 1% interest of the writer share then, based on 1,000,000 usages of the work over which the composer holds such 1% interest, the composer would receive a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the writer share and a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the publisher share, for a total royalty payment of $100.00.

In general, if our songwriter, composer or publisher does not hold both 100% of the publisher share of a musical work and 100% of the writer share of a musical work, we would nonetheless collect royalties for the public performance of such musical work but only to the extent of the ownership percentage in the public performance rights of such songwriter, composer or publisher of such musical work, as set forth in above. Further, as a general matter, any individual or entity publicly performing a federally copyrighted musical work without a public performance license from the holders of the public performance rights for such musical work could be found liable for copyright infringement, among other claims. Even if our songwriters, composers or publishers own less than 100% of the publisher share and 100% of the writer share of a musical work, we nonetheless charge business license fees for the license granted to us in our Business License Agreement from our songwriters, composers and/or publishers for the musical works.

The Company’s customers are required, on the first of each month, to submit a musical work usage report detailing the usage of each musical work in the Company’s repertory. Such report shall contain the amount of usage and/or streams of which the customer utilized the musical works in our repertory. Upon receiving such report, the Company issues an invoice for the appropriate usage fee to the customer. In the event the customer submits such report later than five days after such reports are due, we charge the customer an additional fee. We collect payment from our customers through WePay, PayPal, checks, wire transfer and ACH. Once payments are collected from such agreements, we retain the monthly or annual fee as revenue and collect the usage fees, which are then distributed as royalties to our songwriters, composers and publishers.

Limited Business History; Need for Additional Capital

There is limited historical financial information about the Company upon which to base an evaluation of our performance. We are an early-stage corporation with limited operations and unsustainable revenues from business operations. We cannot guarantee we will be successful in our business plans. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development, and possible cost overruns due to price and cost increases in services. We are considering options to negotiate business combinations, mergers or acquisitions. However, there is no guarantee that we will be successful in closing these transactions we are considering. We have a specific business plan and timetable to complete our 12-month plan of operation based on the success of our service to license the public performance of musical works in our repertory to potential customers, such as, for example, television and radio stations; broadcast and cable networks; new media, including the Internet/streaming services and mobile technologies; satellite audio services like XM and Sirius; nightclubs, hotels, bars, restaurants and other venues; digital jukeboxes; and live concerts. Specifically, we have entered into various licensing agreements.

Our inability to raise additional funding may impair our ability to expand our operations, increase revenue, expend resources for advertising and promotion, enter into new licensing agreements and otherwise grow our business.

We will need additional financing to operate our business. We cannot provide investors with any assurance that we will be able to raise sufficient funding to continue or otherwise sustain business operations. We do not currently have any arrangements in place for any future equity financing. Our limited operating history and our lack of significant tangible capital assets makes it unlikely that we will be able to obtain significant debt financing in the near future. If such financing is not available on satisfactory terms, we may be unable to continue or expand our business. Equity financing could result in additional dilution to existing shareholders. We will need to secure financing in the future to continue or otherwise sustain business operations.

Liquidity and Capital Resources

As of December 31, 2022, we had a cash balance of $996. We will need to raise funds to commence our 12-month plan of business operation and fund any ongoing operational expenses. Historically, we have financed our operations and capital expenditures primarily through capital infusion from Jake Noch, our executive officer and director. For clarity, we have not entered into any loan, debt or other financing agreements with Mr. Noch, and we have no obligation to repay Mr. Noch for his capital contributions. Mr. Noch has funded our operations from his personal wealth with a full understanding of the personal financial risk thereof. While Mr. Noch intends to continue providing the Company with capital to fund its operations, there can be no assurance that he will continue to do so in the future, although Mr. Noch is aware that any cessation of his funding our operations will result in a total loss of his investment and the value of his substantial shareholding of the Company. In the future, we may raise additional capital through additional debt or equity financings to support our business, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

Use of Estimates

The Company prepares financial statements in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with maturities of one year or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and accounts receivable and accounts payable approximates their carrying amount.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Risk FactorS

Risk Factor: Potential Retaliatory Actions by OTC Link / OTC Markets Group

We face the risk of retaliatory actions by the OTC Link / OTC Markets Group, which may adversely affect our ability to provide transparent and accurate information to our shareholders and potential investors. Such actions may include, but are not limited to, the inaccurate representation of our financial statements on our OTC Markets profile, barring our company from utilizing their disclosure and news service, and the false display of a “Shell Risk Warning” on our profile.

Despite obtaining a declaratory judgment confirming that our company has never been a shell company in 2018, there remains a risk that OTC Markets Group & OTC Link may continue to take actions against our company. These actions could potentially harm our reputation, create confusion among investors, and ultimately affect our stock price and market liquidity.

In the event of such retaliatory actions, we may be required to take legal action to protect our interests and maintain the integrity of our public disclosures. The costs associated with such legal proceedings could be significant and could divert our management’s attention and resources, which could further adversely impact our business operations and financial performance.

We continue to monitor our relationship with OTC Link / OTC Markets Group and actively engage with them to ensure compliance with their rules and requirements. However, we cannot guarantee that we will be successful in preventing or mitigating any future retaliatory actions taken by the OTC Link / OTC Markets Group.

Risk Factor: Potential Failure to Successfully List on International Exchanges

Our company is currently in the process of attempting to list its securities on various international exchanges, including the Nigerian Stock Exchange, Nasdaq Stockholm, The Jamaican Stock Exchange, Euronext Amsterdam, Euronext Access France, Euronext Growth France, The Australian Stock Exchange, the London AIM Stock Exchange, the TSX Venture Exchange in Canada, Portfolio Exchange in Spain, and A2X in South Africa. The successful listing on these exchanges is subject to various factors and uncertainties, and there is no guarantee that our efforts will be successful.

The listing process on each of these international exchanges involves meeting specific regulatory, compliance, and financial requirements, as well as addressing potential operational, legal, and market-related risks. Furthermore, the process may also be impacted by macroeconomic factors, geopolitical tensions, and changes in regulations within each jurisdiction, which may significantly hinder or delay our listing efforts.

Failure to successfully list on one or more of these exchanges could limit our access to capital, reduce our liquidity and market exposure, and potentially hinder our growth prospects. Additionally, our inability to list on these international exchanges may negatively impact our reputation, limit potential investor interest, and ultimately affect our overall financial performance.

We are committed to working diligently to meet the requirements and mitigate the risks associated with listing on these international exchanges. However, investors should be aware that there is no assurance that our securities will be listed on these exchanges, and the potential failure to list could have a material adverse effect on our business, financial condition, and results of operations.

Risk Factor: Uncertainty Surrounding the Success of AI-Generated Content Development and Implementation

The Company is in the process of exploring and testing new AI-generated content across various mediums, including but not limited to books, audio books, movies, TV shows, news articles, news videos, and continuous news video live streams. The development and implementation of these AI-generated content initiatives are still in the early stages, and there is no guarantee that they will be successful or generate the anticipated revenues or market acceptance.

The success of these initiatives depends on several factors, including the effectiveness and reliability of the AI technology used, the ability to protect and enforce intellectual property rights, and the ability to comply with applicable laws and regulations. In addition, the Company faces competition from other content providers and AI technology developers, which may impede our ability to establish a strong market presence or achieve the desired level of success.

If the Company’s AI-generated content initiatives do not achieve the expected results, the Company may need to reevaluate its strategy, make significant changes, or discontinue these initiatives altogether. Any such adjustments could have a material adverse effect on the Company’s business, financial condition, and operating results. Furthermore, failure to successfully develop and implement AI-generated content may harm the Company’s reputation and could result in the loss of customers, partners, or investors, which may materially and adversely affect the Company’s prospects and financial performance.

Risk Factors

1.	Dependence on the Successful Launch and Operation of the Music Distribution and Publishing Administration Services

Pro Music Rights, Inc. (“the Company”) plans to launch a Music Distribution Service and a Publishing Administration Service as part of its strategic growth initiative. The successful implementation and operation of these services are subject to a variety of risks and uncertainties, which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company’s ability to successfully launch and operate these services is dependent on several factors, including, but not limited to:

a.	The development and implementation of effective technology platforms that can adequately handle the scale and complexity of the proposed services;

b.	The ability to attract and retain key personnel with the requisite skills and experience in the music distribution and publishing administration sectors;

c.	The establishment and maintenance of strong relationships with industry stakeholders, including artists, record labels, music publishers, digital service providers, and other strategic partners;

d.	The ability to effectively compete with existing and emerging competitors in the highly competitive music distribution and publishing administration market;

e.	The successful negotiation of favorable agreements and contracts with third-party service providers, which may be subject to fluctuations in market conditions and other external factors;

f.	Compliance with applicable laws, regulations, and industry standards, including those related to intellectual property rights, data privacy, and security;

g.	The ability to protect the Company’s proprietary technology and intellectual property rights against unauthorized use, infringement, or misappropriation; and

h.	The ongoing management of risks associated with cybersecurity, system failures, and disruptions.

There can be no assurance that the Company will be able to successfully launch and operate the Music Distribution Service and Publishing Administration Service or that these services will generate the anticipated revenue or profits for the Company. Failure to successfully launch or operate these services, or the occurrence of any of the risks and uncertainties described above, could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Risk Related to Management - Dyslexia, Dysgraphia, Dyscalculia, and Attention Deficit Disorder of Our CEO & Chairman

Our CEO and Chairman, Mr. Jake P. Noch, has been diagnosed with dyslexia, dysgraphia, dyscalculia, and Attention Deficit Disorder (ADD). Dyslexia is a learning disorder that can affect reading, writing, and spelling abilities. Dysgraphia is a condition that impairs an individual’s writing skills, including issues with grammar, punctuation, and organization. Dyscalculia is a mathematical learning disability that can impact an individual’s ability to understand and process numerical information. ADD is a neurodevelopmental disorder characterized by difficulties in focusing, organizing, and completing tasks.

These conditions may pose potential risks to our company’s regulatory compliance and overall performance, as they could result in unforeseen errors or misunderstandings related to our financial reporting, disclosure requirements, and other compliance obligations. Although we have implemented measures to mitigate these risks, such as assigning additional personnel to review and verify our compliance-related documentation and providing Mr. Noch with appropriate accommodations and support, there can be no assurance that these measures will be sufficient to prevent errors or omissions caused by these disabilities.

In the event that our CEO and Chairman’s disabilities result in non-compliance with applicable laws, regulations, or reporting requirements, our company could face regulatory actions, fines, penalties, or other negative consequences, which could have a material adverse effect on our business, financial condition, and results of operations.

Risk Factor: Potential Retaliatory Action by OTC Markets Group / OTC LINK Regarding the Acceptance of Pro Music Rights, Inc.’s Financial Statements  In the summer of 2022, our company underwent a merger transaction, resulting in the historical and future financial statements of Pro Music Rights, Inc. becoming the financial statements of Music Licensing, Inc. This change was made pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. We have duly informed the OTC Markets Group / OTC LINK (OTC) of this development, ensuring that they are aware of the change in our financial statements.  However, there is a risk that the OTC may not recognize or accept the financial statements of Pro Music Rights as the correct statements for our SEC reporting requirements. In such a scenario, the OTC may take retaliatory action by claiming that our company is not current in its SEC reporting, which could adversely affect our standing with the OTC and, consequently, our overall business operations.  We are actively working to maintain transparent communication with the OTC and relevant regulatory authorities to mitigate this risk. Nevertheless, there can be no assurance that the OTC will accept our position and not take any adverse action against our company. If the OTC were to take such action, it could result in a negative impact on our company’s reputation, investor confidence, and share price, which may materially and adversely affect our business, financial condition, and results of operations.

ITEM 3. DIRECTORS AND OFFICERS

Directors

Name	Position	Age	Term of Office	Approx. Hrs. per week
Jake Noch	Director	24	August 2022 – Present	Full Time
Vito Roppo	Director	34	August 2022 – Present	1
Paul Ring	Director	67	August 2022 – Present	1
Rodrigo Di Federico	Director	40	August 2022 – Present	Full Time
James R. Chillemi	Director	29	August 2022 – Present	1

Executive Officers

Name	Position	Age	Term of Office	Approx. Hrs. per week
Jake Noch	Chief Executive Officer	24	August 2022 – Present	Full Time
Rodrigo Di Federico	Chief Technology Officer	40	August 2022 – Present	Full Time

Jake Noch: Director, Chief Executive Officer

Mr. Noch founded Pro Music Rights and served as its Chief Executive Officer, President, Chief Financial Officer, Secretary and Chairman of the Board since its formation in January 2018 and as Chairman and executive officer of the Company from August 2022 until the Company’s conversion to Music Rights, Inc., of which Jake Serves as the Chief Executive Officer and Director. In the prior five years, Mr. Noch has been the Manager of (i) Pro Music Rights Financial Group, LLC since October 2019; (ii) Pro Music Rights Distribution, LLC since June 2018; (iii) Pro Music Rights Publishing Group, LLC since July 5, 2018; (iv) YouTube Music Ads, LLC since February 2019; (v) Noch Financial Group, LLC since July 2019; (vi) Publishing Company A, LLC since April 2018; (vii) Publishing Company B, LLC since April 2018; (viii) Publishing Company C, LLC since April 2018; (ix) Dance Hall Distribution, LLC since September 2019; (x) AZO Technology, LLC since April 2019; (xi) Free Dope Gang Records, LLC since February 2017; (xii) Global Affiliates Information Technology, LLC since February 2017; (xiii) Global Affiliates Music Group, LLC since February 2017; (xiv) Melody Latina, LLC since February 2017; (xv) Global Affiliates Music Distribution, LLC since February 2017; (xvi) Global Affiliates Entertainment, LLC since February 2017; (xvii) Cartel Music Group, LLC since August 2017; and (xviii) Brazy Records, LCL since December 2017.

Vito Roppo: Director

Mr. Roppo serves as the Director of the Company and has held the position since August 2022. Prior to his role as Director of the Company, he served as the Director of Pro Music Rights from November 9, 2020 until August 2022. He provides competitive guidance and support through his experience in the music industry. He has been the senior partner at his law firm, Colosseum Counsel PLLC, since July 2015, which provide services to the music industry and its various participants, including various songwriters, publishers and composers, and has served as counsel for the Company and for Pro Music Rights since its inception in January 2018. He and his firm were primary drafter of a substantial number of the agreements the Company uses in its business. Mr. Roppo has extensive professional experience working with artists, songwriters, composers and publishers. His unique blend of business and professional experience in the music industry, including facilitating the structuring of licensing agreements. Further, Mr. Roppo is the Manager of 520208 LLC from November 2018, Vertical Integration Solutions, LLC since December 2020, World Harbor Resource, LLC since December 2020 and Real Systems, LLC since December 2020. His experience with his other companies provides the Company with invaluable business operations insight, corporate governance and information technology overview.

Paul Ring: Director

Mr. Ring serves as the Director of the Company and has held the position since August 2022. Previously, he served at various management capacities for Pro Music Rights since its inception in January 2018.  He has been the President and owner of Bungalo Records since January 2000, and has had a long tenure of success as President of two prominent record companies that have been distributed exclusively through Universal Music Group over the past 25 years. Mr. Ring’s tenure began in 1995 as President of Private Eye Records that had legendary artists such as Rick James, Cameo Gap Band, and James Brown. In 2000, he launched Bungalo Records, which has sustained a rich and diverse history of great artists and producers including Rodney Jerkins, DJ Quik Heavy D, The Game, Bones Thugz and Harmony, and Patti LaBelle to name a few. Mr. Ring provides valuable insight into the music industry from his experience at Bungalo Records. He has pointed knowledge of the structure of the music industry and how performance rights organizations, like the Company, interact with other service providers. His experience is expected to assist the Company understand the mechanics of its industry and how performance rights licenses and royalties are affected by different downstream users of musical compositions.

Rodrigo Di Federico: Director, Chief Technology Officer

Mr. Di Federico serves as the Director of the Company and has held the position since August 2022. He previously served as Pro Music Rights’s Head of Information Technology since its inception in January 2018. Mr. Di Federico has served as Manager of AZO Technology, LLC since April 2019. He was a software developer for Foundups Corp. from January 2020 through January 2015. He was a project manager at Faktory Systems from January 2015 through January 2018. He provides information technology guidance and support through his experience in the music industry. His experience with information technology provides broad analysis and insight to the Company with how to grow and sales solutions in today’s environment, including on how to make the licensing process more technologically seamless and onboarding songwriters, composers and publishers on a much more efficient scale. He is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. Mr. Di Federico has served on PMR’s board of directors since November 2020.

James R. Chillemi: Director

Mr. Chillemi serves as the Director of the Company and has held the position since August 2022. He provides legal guidance and support through his experience in the music industry.  He is junior partner at his law firm, Colosseum Counsel PLLC, which provide services to the music industry and its various participants, including various songwriters, publishers and composers, and his firm had served as counsel for Pro Music Rights since Pro Music Rights’ inception in January 2018. Mr. Chillemi has worked in various capacities with Colosseum Counsel PLLC since June 2015, from legal assistant to junior partner thereof. He has focused his professional experience on music and licensing structuring and negotiations, and he provides the Company with his unique perspective on the music industry, given his experience with record labels, artists, songwriters, composers and publishers, including other music publishing companies. He and his firm were primary drafter of a substantial number of the agreements the Company uses in its business.

Term of Office

Directors of the Company are appointed to hold office until the next annual general meeting of stockholders or until removed from office in accordance with the Company’s Bylaws. Officers of the Company are appointed by the Board of Directors and hold office until removed by the Board, absent an employment agreement.

Family Relationships

No family relationships exist between or among Directors of Officers of the Company.

Legal Proceedings Disclosure

No director, person nominated to become a Director, Officer, promoter, or control person of the Company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Name	Capacities in which Compensation was Received (FY2022)	Cash Compensation	Other Compensation (Cash Value)	Total Compensation (FY2022)
Jake Noch	Director	$0	$0	$0
Vito Roppo	Director	$0	$0	$0
Paul Ring	Director	$0	$0	$0
Rodrigo Di Federico	Director	$0	$0	$0
James R. Chillemi	Director	$0	$0	$0

Aggregate Compensation to Directors

The Company has five (5) Directors, Total Compensation to all Directors is $0

Increases in Compensation/Bonuses

The Company does intend to increase compensation to the Directors or Officers.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

We have determined beneficial ownership in accordance with rules of the Securities and Exchange Commission (“SEC”). The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership before the offering is based on 3,566,945,290 shares of common stock outstanding as of March 31, 2023.

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable[2]	Percent of Class
Common Stock	Jake P. Noch Family Office, LLC.(1)	3,514,309,075 Common Shares	0	98.52%
Common Stock	Vito Roppo(2)	12,415,750	0	0.35%
Common Stock	Paul Ring(3)	1,241,575	0	0.03%
Common Stock	Rodrigo Di Federico(4)	8,691,025	0	0.24%
Common Stock	James R. Chillemi(5)	1,241,575	0	0.03%

(1)	2951 Crayton Road Naples, Florida 34103

(2)	(3) (4) (5) 3811 Airport Pulling Road North, Suite 203, Naples, Florida 34105

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

 The Company has not engaged in any transaction, since the beginning of 2022, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest, except as follows:

Mr. Noch advanced $199,900 of capital to fund Company operations. The Company has not entered into any loan, debt or other financing agreements with Mr. Noch, and the Company has no obligation to repay Mr. Noch for his capital contributions. Mr. Noch has funded Company operations from his personal wealth with a full understanding of the personal financial risk.

ITEM 6. OTHER INFORMATION

None.

Note Regarding Item 7. Financial Statements: The Financial Statements for the years ended 2021 and 2022 for Pro Music Rights, Inc. are included below. Pursuant to the Share Exchange Agreement, referenced in this document under “Item 1” and attached as Exhibit 4, Pro Music Rights, Inc. became wholly owned by the Company on August 15, 2022 through a merger. This change was made pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. Accordingly, the Financial Statements reference Pro Music Rights, Inc. as the Company did not begin utilizing its current name, Music Licensing, Inc., until late 2022. The figures represented in the Financial Statements herein are those of Music Licensing, Inc.

ITEM 7. FINANCIAL STATEMENTS

Pro Music Rights Inc.

Financial Statements

For the years ended 2021 and 2022

INDEX TO AUDITED FINANCIAL STATEMENTS

Audit Report	Page 2
Balance Sheet	Page 4
Income Statement	Page 5
Changes in Equity Statement	Page 6
Cash Flow Statement	Page 7
Notes to the Financial Statements	Page 8

February 18, 2023

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Members of

Pro Music Rights, Inc.

3811 Airport-Pulling Rd.

Naples, FL 34105

REPORT ON FINANCIAL STATEMENTS

I have audited the accompanying balance sheet of Pro Music Rights Inc. as of December 31, 2021 and 2022 and the related statements of operations, changes in owner’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Music Rights Inc. as of December 31, 2021 and 2022 and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

EMPHASIS OF MATTER 1

The accompanying financial statements have been prepared assuming that the company will continue as going concern. As discussed in note 2 the Company has incurred cumulative net losses of $299 thousands and negative cash flow from operations since incorporation. This raises substantial doubt about the company’s ability to continue as going concern. Management plan is also explained in note 2 our opinion is not modified with respect to this matter.

EMPHASIS OF MATTER 2

Without modifying our opinion, we draw attention to note 8 to the financial statements for the years ended December 31, 2021 and 2022 which explains that the contracts and billings for the amount of $543,218,511 has not been recognized in the body of the financial statements.

/s/ Amjad N I Abu Khamis

Feb, 18, 2023

Licensed Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

Pro Music Rights Inc.

Balance Sheet Statement

As of 31 December 2021 & 2022

	2021	2022
ASSETS
Current Assets
Bank Balance	175,545	996
Total Current Assets	175,545	996
Intangible Asset
Copy Rights and Domain Names	45,135	45,135
Total Intangible Assets	45,135	45,135
TOTAL ASSETS	220,680	46,131
LIABILITIES AND EQUITY
Liabilities
Accounts Payable	6,034	92,197
Sales Tax Payable	4,535	4,535
Advances from Shareholder	199,900	-
Total Liabilities	210,469	96,732
Equity
Common Stock	14,100	14,100
Owners Contributions	234,371	234,371
Retained Earnings	(238,260)	(299,072)
Total Equity	10,211	(50,601)
TOTAL LIABILITIES AND EQUITY	220,680	46,131

The accompanying notes are an integral part of these financial statements

Pro Music Rights Inc.

Income Statement

As of 31 December 2021 & 2022

	2021	2022
Revenues
Income	20,101	41,596
Total Revenues	20,101	41,596
Operating Expenses
Accounting and Legal Fees	151,022	292,931
Professional Fees	23,781	126,032
Advertising and Promotion	15,000	14,192
Office and Utilities Expenses	5,633	-
Dues and Subscriptions	4,201	825
Other Operating Expenses	8,420	10,113
Total Operating Expenses	(208,057)	(444,093)
Operating Income (Loss)	(187,956)	(402,497)
Forgiveness of related party payables	-	341,685
Non-Operating Expenses	(25,548)	-
Total Non-Operating Income (Expense)	(233,605)	341,685
Net Income (Loss)	(213,504)	(60,812)

The accompanying notes are an integral part of these financial statements

Pro Music Rights Inc.

Statement of Changes in Stockholders’ Equity As of 31 December 2021 & 2022

	Class A Common Stock		Owners	Retained Earnings
	Shares	Amount	Contribution	(Deficit)	Total
Balance - January 1, 2021	1,410,000,000	14,100	213,958	(24,756)	203,302
Capital Contributions During 2021	-	-	20,413	-	223,715
Net Income (Loss) - December 31, 2021	-	-	-	(213,504)	10,211
Balance - December 31, 2020		14,100	234,371	(238,260)	10,211
Capital Contributions During 2022	-	-	-	-	10,211
Net Income(Loss) - December 31, 2022	-	-	-	(60,812)	(50,601)
Balance - December 31, 2022	1,410,000,000	$14,100	$234,371	$(299,072)	$(50,601)

The accompanying notes are an integral part of these financial statements

Pro Music Rights Inc.

Statement of Cash Flow

For the years ended 2021 and 2022

	2021	2022
Cash Flows from Operating Activities
Net Income (Loss)	(213,504)	(402,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of marketable securities	22,406	-
Change in Accounts Payables	(25,558)	(113,737)
Net Cash Used in Operating Activities	(216,656)	(516,234)
Cash Flows from Investing Activities
Purchase of marketable securities	(64,992,176)	-
Sale of marketable securities	64,969,770	-
Net Cash Flows from Investing Activities	(22,406)	-
Cash Provided by Financing Activities
Forgiveness of Accounts Payable	-	341,685
Net Contributions	213,958	-
Advances from shareholder	199,900	-
Net Cash Provided By Financing Activities	413,858	341,685
Net Change in Cash	174,796	(174,549)
Cash and Cash Equivalents - Beginning of Year	749	175,545
Cash and Cash Equivalents - End of Year	175,545	996

The accompanying notes are an integral part of these financial statements

Notes to the Financial Statements

Those notes are an integral part of these financial statements

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Pro Music Rights, Inc. (“Pro Music” or “the Company”) is a music performing rights organization that represents songwriters, composers, and music publishers and issues public performance licenses to businesses for a flat monthly fee. Included in the standardized public performance license is a usage fee that is distributed as royalties to the songwriters, composers & music publishers that the Company represents. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model.

The Company’s customers include television and radio stations, internet/streaming services and mobile technologies, Satellite audio services like XM and Sirius, nightclubs, restaurants, bars and other venues. Pro Music which is recognized in U.S. copyright law as a licensor of music was founded in 2018 and is based in Naples, FL.

The Company was incorporated in the state of Delaware on November 4, 2020. The Company was created by virtue of the LLC conversion to a Corporation under the “Plan of Conversion” from Pro Music Rights, LLC to Pro Music Rights, Inc. which referred herein as “LLC Conversion”. The LLC Conversion has the following effects on the Company:

1.	All the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion.

2.	All debts, liabilities and duties of the Converting LLC shall be attached to the Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.	All the outstanding membership interests in the Converting LLC shall be canceled and extinguished and be converted into and represent ownership interest in the Company on a one for one basis, such that one hundred percent (100%) of the membership interests of the Converting LLC shall be converted into one hundred percent (100%) ownership of the Company.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Going Concern

The company is a start-up and funding its operational expenses from the operating revenues, and financing activities. The Company has incurred cumulative net losses of $299 thousands and negative cash flow from operations since incorporation. During the years ended December 31, 2022 and 2021, cash flows from continuing operating activities was a use of cash of $516 thousands and $217 thousands, respectively.

Management believes that its go-to-market strategy and subscription-based model will result in the Company transitioning to generating positive cash flows from operations.

Management plans to include plans to raise additional equity financing. However, there can be no assurance that the Company will be successful in obtaining sufficient equity financing on acceptable terms, if at all.

Failure to generate sufficient revenues, achieve planned gross margins, control operating costs or raise sufficient additional financing may require the Company to modify, delay or abandon some of its planned future expenditures, which could have material adverse effect on the company’s business, operating results, financial condition and ability to achieve its intended business objectives. These circumstances raise substantial doubt about the Company’s ability to continue as going concern for a reasonable period of time.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management evaluates the estimates and assumptions based on historical experience, and believes that those estimates and assumptions are reasonable based upon information available to them.

Cash

Cash are stated at cost which approximates fair value. The Company deposits its cash with financial institutions that the management believes are of high credit quality. The Company’s cash consists primarily of cash deposited in U.S. dollar denominated investment accounts.

Accounts Receivables and Allowance for Doubtful Accounts

Accounts receivables are stated at Net Realizable Value (NRV). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write offs, collections, and current credit conditions. A receivable is considered past due if the company has not received payments based on agreed-upon terms. The company generally does not require any security or collateral to support its receivables.

Fair Value of Financial Instruments

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The accounting guidance establishes a three-tier fair value hierarchy that requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1	—	Quoted prices in active markets for identical assets or liabilities;

Level 2	—	Inputs other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3	—	Unobservable inputs based on the Company’s own assumption.

Intangible Assets

Intangible assets are comprised of copyrights and domain names. The Company is the owner for the exclusive rights to use these copyrights and domain names. As such, these assets do have an indefinite life. The Company reviews the currently held copy rights and domain names on an annual basis for impairment to determine if an adjustment is required. As the current intangible assets are working No impairment adjustment was considered necessary as of December 31, 2021, and 2020, respectively.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, control has been transferred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product Is specified by the customer, revenue is deferred until all acceptance criteria have been met. The Company’s primary source of revenue is the monthly licensing subscription fee.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	Identify the contract with a customer.

●	Identify the performance obligations in the contract.

●	Determine the transaction price.

●	Allocate the transaction price to performance obligations in the contract, and

●	Recognize revenue as the performance obligation is satisfied. Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in (i) calculating its income tax expense, deferred tax assets and deferred tax liabilities, (ii) determining any valuation allowance recorded against deferred tax assets and (iii) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which amends the existing guidance relating to the accounting for income taxes. ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance.

NOTE 4 - MARKETABLE SECURITIES

Marketable Securities are comprised of equity instruments carried at fair value. The securities in this category are those that are intended to be held for a short period of time and will be sold in response to needs for liquidity or in response to changes in the market conditions. These are classified as current assets.

On December of 2021, the Company purchased and sold marketable securities. All marketable securities purchased were sold by the end of 2021 which resulted to a loss amounting to $22.4 thousand.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

	2021	2022
Copyrights	19,010	19,010
Domain Names	26,125	26,125
	$45,135	$45,135

In accordance with the LLC Conversion in Note 1, all of the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion. Hence, the intangible assets of the LLC amounting to $45,135 is transferred to the Company.

Copyrights and domain names have an indefinite life and are reviewed by management periodically for impairment to determine if an adjustment is required.

NOTE 6 – STOCKHOLDER’S EQUITY

The Company has authorized 1,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock with a par value of $ 0.00001 per share. Holders of Class A Common Stock have one vote per share and holders of Class B Common Stock are entitle to one hundred (100) votes for each share. Upon the dissolution, liquidation or winding up of the Company, holders of Class A Common Stock will be entitled to receive the assets of the Company after satisfaction of the preferential rights of any outstanding preferred stock or any other outstanding stock ranking on liquidation senior to or on parity with the common stock.

On November 4, 2020, the Company issued 910,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock for the one hundred percent (100%) membership interests of the Converting LLC. The fair value of the issued shares is equal to the net book value of the net assets of the Converting LLC at the conversion date.

NOTE 7 – ACCOUNTS PAYABLES AND FORGEVINESS OF RELATED PARTIES ACCOUNTS PAYABLES

The Company has an outstanding accounts payable balance of $92,197 as of December 31, 2022, as legal and professional fees. The management is planning to settle all payables balance by the end of the first quarter of 2023.

Furthermore, the major shareholder of the company had paid $341,685 to the company’s vendors as of December 31, 2022 and issued a non-revocable forgiveness of the total amount on January 2023.

NOTE 8 – BUSINESS LICENSE AGREEMENTS

The Company has signed Business License Agreements with 494 Customers as of December 31, 2022 to license, on a non-exclusive basis, non-dramatic public performances of their copyrighted musical compositions. After signing the agreements, and based on the agreement terms, the company issues invoices to its customers for Minimum and Base License Fees and Per Usage Fees based on number of business locations.

Total Amount that was invoices to our customers as of December 31, 2022, which was not recorded in the body of the financial statements is $543,218,511.

We believe that our contracts with the customers are legally enforceable as the provision and use of the services was provided. The agreements provide a clear obligation to pay a fixed monthly base license fee, plus any utilization fee, however, based on our judgment and historical pattern of the company’s credit and collection practices, we have concluded not to recognize our receivables against revenues in recording billings to the customers, and we will recognize the revenues upon receipt of cash or settlement from our customers.

ITEM 8. EXHIBITS.

Exhibit 1	Consent of Independent Registered Public Accounting Firm
Exhibit 2	Certificate of Amendment filed with the Nevada Secretary of State on November 16, 2022
Exhibit 3	Certificate of Conversion filed with the Delaware Secretary of State on November 4, 2020
Exhibit 4	Share Exchange Agreement
Exhibit 5	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized. (Exact name of issuer as specified in its charter).

MUSIC LICENSING, INC.

By /s/ Jake Noch, President and CEO

Date: March 31, 2023